Exhibit 5.1

August 12, 2024

Mobix Labs, Inc.

15420 Laguna Canyon Road

Suite 100

Irvine, CA 92618

Re:	Mobix Labs, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling securityholders named therein (each a “Selling Securityholder” and collectively, the “Selling Securityholders”) of up to 8,834,533 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), consisting of: (i) 2,877,698 shares of Class A Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of an outstanding Pre-Funded Warrant to purchase shares of Class A Common Stock (the “Pre-Funded Warrant”); (ii) up to 2,877,698 shares of Class A Common Stock (“Series A Warrant Shares”) issuable upon the exercise of an outstanding Series A Common Stock Purchase Warrant to purchase shares of Class A Common Stock (the “Series A Warrant”); (iii) up to 2,877,698 shares of Class A Common Stock (“Series B Warrant Shares”) issuable upon the exercise of an outstanding Series B Common Stock Purchase Warrant to purchase shares of Class A Common Stock (the “Series B Warrant”); and (iv) up to 201,439 shares of Class Common Stock (the “Placement Agent Warrant Shares,” and together with the Pre-Funded Warrant Shares, the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain outstanding Placement Agent Common Stock Purchase Warrants (the “Placement Agent Warrants,” and together with the Pre-Funded Warrant, the Series A Warrant and the Series B Warrant, the “Warrants”). The Warrant Shares and the Warrants were issued pursuant to that certain Securities Purchase Agreement, dated July 22, 2024, by and among the Company and a Selling Securityholder (the “Purchase Agreement”), and the Engagement Letter, dated as of July 8, 2024, as amended on July 22, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”). The Warrant Shares will be issuable pursuant to the terms of the Warrants, each dated as of July 22, 2024, by and between the Company and the Selling Securityholders named therein.

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered in connection with the issuance of Warrant Shares and Warrants as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that (i) the Warrant Shares have been duly authorized, and (ii) when issued and delivered upon the valid exercise of the Warrants in accordance with their terms, including, without limitation, the payment in full of the exercise price thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP